Exhibit 10.3

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), is made effective as of December 29, 2014 (the “Effective Date”), by and between KENNEDY-WILSON, INC., a Delaware corporation (the “Company”), and Justin Enbody, an individual (“Employee”) with respect to the following facts and circumstances:
RECITALS
WHEREAS, the Company has been employing Employee as Chief Financial Officer; and
WHEREAS, during the Term (as defined below), the Company desires to continue to engage Employee as Chief Financial Officer and Employee desires to continue to be employed by the Company, on the terms and conditions and for the consideration set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Company and Employee hereby acknowledge, the Company and Employee hereby agree as follows:

1. Term of Employment. Employee shall be employed by the Company pursuant to this Agreement for a term of five (5) years from the Effective Date (the “Term”), unless earlier terminated pursuant to Section 4.

2. Terms of Employment.

(a)Position and Duties.

i.Subject to the policy guidelines and directives of the Company which are provided to him by the Company from time to time during the Term (as defined below), Employee shall serve as Chief Financial Officer, and shall advance the business and welfare of the Company as determined by the Company from time to time, and have such powers and duties as may from time to time be prescribed by the Chairman and Chief Executive Officer of the Company, which duties, in the Company’s reasonable discretion, may be changed in any legal manner from time to time. Employee shall have no authority to bind or obligate the Company to the purchase or sale of any real property or to any other financial commitment, including without limitation the borrowing of any monies on a secured or unsecured basis, without obtaining the prior authorization of the Company as to the specific transaction. Employee’s duties shall include such other matters or responsibilities as the Company and Employee may jointly agree upon from time to time during the term of this Agreement.

ii.Employee’s employment is on a full-time and “best-efforts” basis meaning that during the term of this Agreement, Employee shall not accept any full or part-time employment, including without limitation as an independent consultant, after working hours or otherwise, without the prior written consent of the Company, which may be given, withheld or conditioned in the Company’s sole and absolute discretion. Employee shall devote his full energies, interests, abilities and productive time to the performance of his duties and responsibilities under this Agreement. During the Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise promote, participate or engage in any activity or other business competitive with the Company’s business. Notwithstanding the foregoing, the Company acknowledges that Employee has made and will continue to make personal investments that will require Employee’s periodic attention. Employee may participate in such personal investments to the full extent desired by Employee so long as such personal investment activity does not detract from Employee’s ability to devote his full energies and productive interests to the performance of his duties and responsibilities under this Agreement.

iii.Employee shall devote substantially all of his working hours to Company business, provided, however, that Employee may (i) serve on corporate, civic or charitable boards or committees; and (ii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s duties and obligations to the Company under this Agreement. For the avoidance of doubt, Employee’s continued conduct with respect to activities prior to the Effective Date shall not be deemed to interfere with his duties and responsibilities under this Agreement.

(b)Compensation and Benefits. During the Term of this Agreement, the Company shall pay to Employee compensation (the “Compensation”) consisting of:

i.    Salary. The Company shall pay a salary equal to six hundred thousand dollars ($600,000.00) per annum, payable on such basis as is the normal payment pattern of the Company, not to be less frequently than monthly (“Base Salary”). Employee’s Base Salary shall be reviewed on a bi-annual basis and adjusted upwards as appropriate;

ii.    Performance Bonus. In addition to the Base Salary provided for above, Employee shall receive, with respect to each fiscal year (or portion thereof) during the Term of this Agreement, a bonus in an amount that is approved by the Company’s Compensation Committee, and, if required, approved by the Company’s Board of Directors (“Performance Bonus”); and

iii.    Restricted Stock Award; Equity Based Compensation. In addition to the Base Salary and Performance Bonus provided for above, Employee shall, with respect to each fiscal year (or portion thereof) during the Term of this Agreement, participate in all equity participation plans as approved by the Company’s Compensation Committee, and, if required, approved by the Company’s Board of Directors (“Restricted Stock Award”).

(c)Insurance Coverage and Other Benefits. During the Term of this Agreement, the Company will provide Employee, at the Company’s expense, with coverage under the major medical, hospitalization and other insurance programs maintained by the Company for its officers generally. In addition, Employee will receive during the Term of this Agreement, all other Company-provided benefits to which Employee was entitled in the ordinary course immediately prior to the date hereof as an employee of the Company, and all other Company-provided benefits, which are, from time to time, made available by the Company to its officers including without limitation medical, dental, disability, life insurance and 401(k) plan.

(d)Expenses. The Company shall pay for any out-of-pocket expenses, including travel expenses, incurred by Employee in the ordinary course of providing his services, consistent with the Company’s current practice.

3.    Non-Competition. For all periods that Employee is employed pursuant to this Agreement and for a period of twelve (12) months thereafter, unless the Company terminated Employee without cause or Employee resigned for Good Reason, Employee may not, without the prior written consent of the Company:

(a)Engage in any business in the State of California which engages in the same business or similar businesses engaged in by the Company during the Term without the consent of the Board of Directors of the Company, or which would result in using or revealing any trade secrets or confidential information of the Company, including but not limited to activities, whether direct or indirect, as proprietor, partner, shareholder, principal, agent, or employee; and

(b)In any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, partner, joint venture, independent contractor, agent or customer of the Company to terminate its, his or her association with the Company or do anything to interfere with the relationship between the Company and such person or entity or other persons or entities dealing with the Company.

(c)The parties hereto intend that the covenants and agreement contained in this Section 3 shall be deemed to be a series of separate covenants and agreements, one (1) for each and every country, county, state, city and other jurisdiction in the world with respect to which the Company’s business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending for too great a period or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum period of time and geographical area and to the maximum extent enforceable, all determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision hereof.

(d)Notwithstanding the foregoing, nothing herein shall prevent Employee, following termination of his employment or the end of the Term, whichever is later, from being associated with any person or entity engaged in any real estate activities or matters other than real estate auction activities or other activities which constitute a primary line of business of the Company at the time of such termination. Employee represents and warrants that he is not restricted or prohibited in any way from entering into this Agreement or performing services hereunder at any time, whether by non-competition, covenant or otherwise, and shall indemnify, defend and hold the Company harmless from and against any damages, claims, costs (including attorneys’ fees) or liabilities as a result of the incorrectness of such representation and warranty.

4.    Termination.

(a)Termination for Cause. The Company may terminate Employee’s employment at any time during the Term, for Cause (as defined below). The term “Cause” shall mean: (1) Employee is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (2) Employee has engaged in gross neglect or willful misconduct in carrying out his duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (3) Employee materially breaches any material provision of this Agreement which is reasonably expected to result in a material economic or material reputational harm to the Company.

i.No act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution adopted by the Board of Directors of the

Company or upon the instructions of the Board of Directors of the Company, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

ii.In order to invoke a termination for Cause on any of the grounds enumerated above, the Company must provide written notice to Employee of the existence of such grounds within thirty (30) days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and Employee shall have thirty (30) days following receipt of such written notice during which she may remedy the ground if such ground is reasonably subject to cure (the “Cure Period”). Notwithstanding the foregoing, in the event that Employee commences to cure the breach within the Cure Period, and the breach can be cured but cannot reasonably be cured within the Cure Period, the Cure Period shall continue for so long as the Employee diligently prosecutes the cure to completion, and Employee shall not be considered in breach.

(b)Death or Disability. The Company may terminate Employee’s employment upon the date of the Employee’s disability. The term “Disability” shall mean physical or mental disability to the extent that Employee becomes disabled for more than one hundred twenty (120) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period, provided however, that: (i) if Employee disputes that Disability has occurred, the Company and Employee shall jointly select a doctor to examine Employee, and if the Company and Employee cannot agree on a doctor, each party shall select one (1) doctor who shall jointly select a third (3rd) doctor to examine Employee; and (ii) the Company shall continue to pay Employee all Section 2 Compensation (as defined below), until a final determination has been made. For purposes of this Agreement, “Section 2 Compensation” shall mean Employee’s annual Base Salary, annual Performance Bonus and annual Restricted Stock Award. In addition, upon Employee’s death or a final determination of Disability, the unvested portion of any Restricted Stock Award granted to Employee pursuant to the Company’s Amended and Restated 2009 Equity Participation Plan (the “Plan”) as same may be amended from time to time during the Term, or any similar equity participation plan, shall immediately vest. Upon Employee’s death or final determination of Disability, Employee’s employment shall automatically terminate (the period of time between the date of Employee’s death or final determination of Disability, as applicable, and the date that the Term would have otherwise expired if death or final determination of Disability, as applicable, had not occurred shall be referred to as the “Covered Term”); provided, however, that upon such termination the Company shall pay to Employee (or Employee’s estate) an amount equal to the greater of: (1) the sum of (A) the Base Salary that otherwise would have been paid during the

Covered Term, plus (B) the amount of the Performance Bonus paid to Employee for the most recent calendar year preceding Employee’s death; or (2) such other amount that the Compensation Committee of the Company may determine in its sole discretion from time to time during the Term (such greater amount of (1) and (2) shall be referred to as the “Final Payment”). The Company shall pay for or facilitate the Final Payment to be made either: (i) in cash, in a single lump sum, within ten (10) days of the date of termination; or (ii) at the sole discretion of the Compensation Committee of the Company, as proceeds from one (1) or more insurance policies, the premiums of which shall be paid by the Company. Employee acknowledges that in furtherance of the foregoing and in discharge of its obligation to make the Final Payment, the Company may purchase and pay the premiums for one (1) or more insurance policies (disability, life or otherwise), with the beneficiary being the Employee, and Employee hereby consents to such insurance and Employee agrees to submit to any medical examination and release of medical records required to obtain such insurance.

(c)Resignation for Good Reason. Employee may terminate his employment at any time during the Term, by resigning for Good Reason (as defined below). Any of the following shall be deemed “Good Reason:” (i) the Company instructs Employee to work full-time or substantially full-time at any location that is not acceptable to Employee (other than the Company’s current headquarters or, any other Company headquarters within twenty (20) miles of Beverly Hills, California; (ii) the Company eliminates or materially reduces Employee’s responsibilities, authorities or duties as Chief Financial Officer; (iii) a Change in Control (as defined below) occurs; (iv) a material reduction in Employee’s base compensation; or (v) any other material breach of this Agreement by the Company. Notwithstanding the foregoing, a resignation under clauses (i), (ii) and (iv) of this Section 4(c) shall only be for Good Reason if Employee provides the Company with written notice within ninety (90) days after the initial occurrence of an event allegedly constituting Good Reason and the Company fails to cure within thirty (30) days of receipt of such notice and Employee’s resignation occurs within one (1) year of such occurrence.

For purposes of this Section 4(c), a “Change in Control” shall be deemed to occur upon the first (1st) to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which beneficial ownership of shares or securities representing more than fifty percent (50%) of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any twelve (12) month period, the incumbent directors of the Board of Directors shall cease to constitute at least a majority of the Board of Directors of the Company, or of any successor to the Company; provided, however, that any director elected to the Board of Directors, or nominated for election by a majority of the Board of Directors then still in office, shall be deemed to be an incumbent director for purposes of this Section 4(c), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition). For purposes of this definition, “person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision). The unvested portion of any Restricted Stock Award granted to Employee pursuant to the Plan or any similar equity participation plan, shall immediately vest upon a Change in Control.

(d)Payment upon Termination without Cause / Resignation for Good Reason.    In the event that Employee’s employment is terminated by the Company prior to the end of the Term without Cause, or if Employee resigns for Good Reason:

i.    The Company shall (A) continue to pay to Employee the Base Salary (not taking into account any reduction in Base Salary that constituted Good Reason) on the Company’s regular payroll dates applicable to similarly situated employees of the Company; and (B) continue to provide or make available to Employee all other employee benefits (other than continued participation in the Company’s 401(k) plan) to which Employee was entitled as of the employment termination date throughout the remainder of the Term, provided such benefits can be provided or made available at no additional cost to the Company, unless Employee agrees to pay any excess cost;

ii.    The Company shall pay to Employee an amount equal to the Severance Amount (as defined below), payable in one (1) lump sum cash payment within forty-five (45) days after the date of termination, provided that if such forty-five (45) day period begins in one (1) calendar year and ends in a second (2nd) calendar year, the Severance Amount shall be paid in the second (2nd) calendar year; and

iii.    The unvested portion of any Restricted Stock Award granted to Employee pursuant to the Plan or any similar equity participation plan, shall immediately vest.

For the avoidance of doubt, Employee shall have no duty to mitigate damages and any compensation earned after the date of termination shall not reduce the Company’s obligations. The benefits described in clause (i)(B) of this Section 4(d) shall be provided or made available in accordance with the underlying plans, programs and policies, and subject to Section 6; provided that, with respect to group health insurance premiums, to the extent that the Company would be prohibited from or penalized for providing or making available such benefits under then-applicable law, the Company shall pay to Employee an amount in cash and/or reimburse to Employee, upon submission of proof of payment by Employee, an equivalent dollar amount.

For purposes of this Section 4(d), “Severance Amount” shall mean an amount equal to (A) two (2) times the average sum of: (i) Base Salary (not taking into account any reduction in Base Salary that constituted Good Reason); (ii) Performance Bonus; and (iii) the value of the annual Restricted Stock Award granted to Employee, with (i), (ii), and (iii) based on the actual amounts of each of the foregoing, for the three (3) fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Employee’s monthly Base Salary in effect as of the time of such termination (not taking into account any reduction in Base Salary that constituted Good Reason) multiplied by (y) the number of months remaining in the Term as of such date. For purposes of calculating the Severance Amount, the value of the annual Restricted Stock Award shall be, with respect to each fiscal year, the greater of: (1) the grant date fair value of the award for such fiscal year, or (2) One Million Five Hundred Thousand Dollars ($1,500,000).

(e)Termination for Cause / Resignation without Good Reason. If the Company terminates Employee’s employment for Cause, or if Employee resigns without Good Reason, the Company shall pay to Employee all Compensation pursuant to Section 2 through the date of termination or resignation, provided however, that if Employee disputes the existence of Cause or if the Company disputes the existence of Good Reason, Employee shall receive Section 2 Compensation until the date of final determination.

5.    Section 280G.

(a)Notwithstanding anything in this Agreement to the contrary, in the event that the Company’s independent public accountants (the “Accountants”) shall determine in good faith that receipt of all payments or benefits made or provided by the Company or its affiliated companies in the nature of compensation to or for Employee’s benefit (each, a “Payment”), whether payable or to be provided pursuant to this Agreement or otherwise, and including, without limitation, the post-termination payments and benefits provided pursuant to Section 4(d) and the Restricted Stock Award provided pursuant to Section 2, would, but for this sentence, subject Employee to the excise tax under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall cause to be determined by the Accountants in good faith, before any Payments are made, which of the following two (2) alternative forms of payment would result in Employee’s receipt, on an after-tax basis, of the greater aggregate amount of Payments, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax, and shall pay to Employee such greater amount: (1) payment in full of the entire amount of the Payments (a “Full Payment”), or (2) payment of only a part of the Payments so that Employee receives the largest amount of the Payments possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account by the Accountants all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If the Accountants determine that aggregate Payments should be reduced to the Reduced Payment, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. If a Reduced Payment is made, (x) Employee shall have no rights to any additional payments and/or benefits constituting the Payment, and (y) any reduction of the Payments shall be made in accordance with Section 5(d) below.

(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Payments will have been made by the Company to or for the benefit of Employee which should not have been so made (“Overpayment”), or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Full Payment or the Reduced Payment hereunder, as the case may be. In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee which the Accountants believe has a high probability of success, determine that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accountants determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)Any reduction of Payments to the Reduced Payment shall occur in the following order: (i) any cash severance payable by reference to the Employee's Base Salary or Performance Bonus; (ii) any other cash amount payable to the Employee; (iii) any benefit valued as a "parachute payment" (within the meaning of Section 280G of the Code); and (iv) acceleration of vesting of any Restricted Stock Award.

(e)Subject to the last sentence of this subsection (e), all determinations made by the Accountants under this Section 5 shall be conclusive and binding upon the Company and Employee for all purposes. All fees and expenses of the Accountants shall be borne solely by the
Company. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make determinations under this Section 5. In the event that Employee or the Company disagrees with the determination of the Accountants under this Section 5, either the Company or Employee can have such determination reviewed through the mechanism set forth in Section 8(e). If such mechanism is used, review shall be de novo and no presumption of correctness shall attach to the Accountants’ determination.

6.    Section 409A.

(a)The Company intends that the reimbursements, payments and benefits to which Employee could become entitled under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”). The provisions of Section 6 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention. If the Company believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, the Company will promptly advise the Employee and will reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Employee and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if such exemption or compliance is not practicable. The Company agrees that it will not, without Employee’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Employee under Section 409A, unless such action or omission is pursuant to the Employee’s written request.
(b)To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one (1) of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c)If Employee is a “specified employee” (determined by the Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Employee experiences a separation from service, as defined in Treasury Regulations Section 1.409A-1(h)(1), from the Company (a “Separation from Service”) and if any reimbursement, payment or benefit to be paid or provided under this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Employee to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six (6) months following the Employee’s date of termination shall be paid or provided to the Employee in a lump sum cash payment to be made, with interest at the applicable federal rate, on the earlier of (x) Employee’s death and (y) the first (1st) business day of the seventh (7th) month immediately following Employee’s Separation from Service. To the extent available, all the exceptions of Treasury Regulations Section 1.409A-1(b)(9) shall apply in implementing the rules of this section. To the extent that any payment or benefit described in this Agreement constitutes Nonqualified Deferred Compensation under Section 409A, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s Separation from Service.

(d)Except to the extent any reimbursement, payment or benefit to be paid or provided under this Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Employee in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) the reimbursements for expenses for which Employee is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(e)Any reimbursement, payment or benefit to be paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to Employee only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Employee’s second (2nd) taxable year following the Employee’s taxable year in which the Separation from Service occurs; provided, however, that the Company shall reimburse such expenses no later than the last day of the third (3rd) taxable year following Employee’s taxable year in which Employee’s Separation from Service occurs.

(f)Any reimbursement, payment or benefit to be paid or provided under this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to Employee only in the event of a Separation from Service.

(g)Any reimbursement payment or benefit to be paid or provided under this Agreement that constitutes Nonqualified Deferred Compensation due upon Change in Control shall be paid or provided to Employee only if such Change in Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.

7.    Confidential Information; Non-Disparagement

(a)Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company its businesses, which shall have been obtained by Employee during Employee employment by the Company and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, including but not limited to customer information and trade secrets of the Company, to anyone other than the Company and those designated by it; provided, that if the Employee receives actual notice that Employee is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, Employee shall promptly so notify the Company; and provided, further, that the information, knowledge or data subject to this Section 7(a) shall not include information, knowledge or data which becomes available to the Employee following the date of termination from a source other than the Company (provided, that such source is not known by the Employee to be subject to another confidentiality agreement with, or other obligation of confidentiality or secrecy to, the Company).

(b)Employee agrees that he will not make any statement, publicly or privately, which disparages or would reasonably be expected to disparage the Company or any of its employees, officers or directors. The Company agrees that it will cause its officers and directors not to make any statement, publicly or privately, which disparages or would reasonably be expected to disparage Employee. Notwithstanding the foregoing, this Section 7(b) shall not preclude Employee or the Company from making any statement to the extent required by law or legal process.

(c)In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to Employee under this Agreement. However, in recognition of the facts that irreparable injury will result to the Company in the event of a breach by Employee of his obligations under Sections 7(a) or (b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, Employee acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Employee.

8.    General Provisions.

(a)Notices. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to the Company, to:        Kennedy-Wilson, Inc.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212
Attention: Executive Vice President, General Counsel

If to the Employee, to:    Justin Enbody
Kennedy-Wilson, Inc.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212

(b)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Employee and his heirs and legal representatives. This Agreement is personal to Employee and shall not be assignable by Employee.

(c)Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

(d)Entire Agreement/Modification. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous and contemporaneous oral and written negotiations, commitments, agreements and understandings related hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

(e)Applicable Law/ Jurisdiction. The Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding any laws or principles regarding conflict or choice of laws. Each party irrevocably agrees that any legal action, suit or proceeding in any way arising out of or in connection with this Agreement shall be submitted to the sole and exclusive jurisdiction of the state or federal courts of the State of California, County of Los Angeles, Central District. Each party waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding and irrevocably waives any right to claim or assert forum non conveniens, and submits to the jurisdiction of such court in any action, suit or proceeding.

(f)Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should been deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g)Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

(h)Interpretation. This Agreement has been jointly negotiated and prepared by the parties hereto, and any uncertainty or ambiguity in this Agreement shall not be interpreted against either party.

(i)Agreement Controlling. In the event of any conflict between a term or condition of this Agreement and a term or condition of any of the Company’s policies, policy guidelines, rules, procedures or directives, the term or condition of this Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

COMPANY: KENNEDY-WILSON, INC.	EMPLOYEE: Justin Enbody
By: /s/ Kent Mouton Name: Kent Mouton Title: Executive Vice President, General Counsel	By: /s/ Justin Enbody Name: Justin Enbody Title: Chief Financial Officer